Exhibit 10.1
Portions omitted pursuant to a request for confidential treatment and filed separately with the SEC.
MANAGEMENT SERVICES AGREEMENT
This Management Services Agreement dated as of January 27, 2010 (“Agreement”) sets forth the terms and conditions relating to certain management and administrative services to be provided by WMG Services LLC, a Massachusetts limited liability company or its designee (hereinafter referred to as “WMG”), to Iowa Renewable Energy, LLC, an Iowa limited liability company (hereinafter referred to as “IRE”).
WHEREAS, WMG has experience and expertise in managing biofuels businesses, including but not limited to, marketing, sales, production, logistics, accounting and administrative functions;
WHEREAS, IRE owns and operates a biodiesel production facility in Washington, Iowa (the “Facility”);
WHEREAS, IRE desires to retain WMG to provide certain administration and management services to the Facility; and
WHEREAS, WMG is willing to provide IRE with such services as set forth hereinafter.
NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.	WMG Services. Subject to the terms and conditions set forth below, WMG will provide the following biodiesel management services to the Facility (the “Services”):
A.	Facility Administration: Make an initial assessment of current operations, production reporting and control mechanisms and, if appropriate, recommend enhancements and improvements to Facility operations and management reporting systems.
B.	Accounting Services:
i.	evaluate current reporting mechanisms and management accounting systems and recommend improvements to them as deemed advisable;
ii.	manage and administer all accounts receivable (which shall be owned by IRE), accounts payable and other general accounting services for the Facility on behalf of IRE;
iii.	prepare for signature and filing by IRE all required Iowa State and federal excise tax returns for all biodiesel produced at the Facility;

iv.	prepare for signature and filing by IRE IRS Form 8849 on a monthly basis with supporting biodiesel producers’ certificates and statements of resellers required to obtain all credits available under Internal Revenue Code Section 6426 on IRE’s behalf; and
v.	generate and assign Renewable Identification Numbers for all gallons of biodiesel produced at the Facility required under the United States Environmental Protection Agency’s Renewable Fuel Standard Program, prepare related product transfer documents and facilitate regulatory compliance for final reporting with the EPA.
C.	Marketing, Sales, Feedstock Sourcing and Logistics Services:
i.	evaluate current risk management and control systems and, if deemed advisable, recommend developments and enhancements to these systems through regular reporting, hedging, and improved contract management;
ii.	provide sourcing and procurement services for all triglyceride feedstocks (e.g., soybean oil, canola oil, animal fats, etc) and all chemicals (methanol, sodium methylate, etc.) for the operation of the Facility and under terms pre-approved by IRE;
iii.	provide procurement, sales, and marketing management services for all biodiesel and glycerin produced at the Facility and for all other by-products of pre-treatment and production at the Facility and under terms pre-approved by IRE;
iv.	conduct initial due diligence regarding the credit worthiness of all third-parties which WMG brings to IRE as potential buyers of IRE’s products provided that IRE shall make the final determination as to the credit worthiness of any such third parties and WMG shall not be liable for any losses incurred by IRE in connection with such due diligence; and
v.	provide all necessary logistics management services, including rail, truck and other operations required to move raw materials and products to and from the Facility under terms pre-approved by IRE.
D.	Authorization and Approval. All contracts or agreements related to the Services provided by WMG under this Agreement will be authorized, pre-approved and executed by a designated IRE representative or representatives, including the terms of any agreements regarding required credit guarantees from third parties. Any additional services not set forth above and requested by IRE will be subject to approval and acceptance by WMG.

E.	Functional Review. During the seventh (7th) month of the initial term of this Agreement, the parties shall review Services performed by WMG and negotiate in good faith to determine whether or not adjustments should be made to such Services. In the event that the parties agree to modify the Services, the parties will execute an amendment to this Agreement setting forth the modifications in accordance with Section 13 below and adjustments in costs shall be made to reflect such modifications. If the parties cannot agree to any modification of the Services this Agreement shall remain unchanged and remain in full force and effect for the remainder of the term of the Agreement.
F.	Communication and Information. WMG shall designate a representative or representatives who will:
i.	participate with IRE’s operational management team comprised of the IRE’s General Manager and Plant Manager on weekly conference calls or in person, as appropriate;
ii.	provide monthly updates to the Executive Committee of the Board of Directors at IRE regularly scheduled committee meetings;
iii.	attend IRE’s annual meeting to provide a “Market Status and Update” to the unit holders of the company; and
iv.	be available to meet with IRE’s management, investors or lenders on an as-needed basis.
2.	Fees, Payment and Schedule. In consideration for the Services to be provided by WMG under this Agreement, IRE agrees to pay WMG the following fees and expenses:
A.	The Monthly Asset Utilization Fees and Monthly Performance Fees set forth on Schedule A attached to this Agreement.
B.	Reimbursements at cost for reasonable, pre-approved expenses for travel, lodging, and associated expenses.
C.	WMG will send IRE monthly statements of services rendered and charges and disbursements incurred on the basis discussed above. Invoices will be handled under the process in Schedule B.

3.	Effectiveness, Term and Termination.
A.	Subject to the provisions of Subsection (B) below, this Agreement shall commence and become effective on the earlier of (i) July 13, 2010 or (ii) immediately upon the date of termination of IRE’s current Management and Operational Services Agreement (the “Effective Date”) and shall continue for a period of twenty four (24) calendar months from the first day of the month following the month in which the Effective Date occurs. Thereafter, this Agreement shall automatically renew for additional successive terms of twelve (12) calendar months, unless either party gives written notice to the other of its desire not to renew in accordance with Section 13 below, which notice must be given not less than ninety (90) days prior to the end of the then current term.
B.	Notwithstanding the foregoing, in the event that either party materially breaches its obligations under this Agreement, the non-breaching party may notify the breaching party of the alleged breach in accordance with Section 13 below. Such notification shall state:
i.	the specific nature of the breach;
ii.	the cure required to remedy such breach;
iii.	that a thirty (30) day period will be allowed to remedy the breach, unless the cure cannot be effected within such thirty (30) day period in which case the cure period will be extended if such cure can expected within a reasonable period thereafter; and
iv.	if the breach is not cured in accordance with subparagraph iii above, the non-breaching party may thereafter notify the breaching party that this agreement is terminated.
The non breaching party may also avail itself of all other available remedies and defenses.
C.	In the event of a Change of Control (as defined hereinafter) of a party, the other party may terminate this Agreement upon written notice in accordance with Section 13 below. For the purposes of this Agreement, a “Change of Control” means:
i.	the Board of Directors or other managing body of either party (the “Board”) approves (x) any consolidation or merger of the party in which such party is not the continuing entity, surviving entity, controlling party of the successor entity, or pursuant to which voting interests of the party would be converted into cash, securities or other property, or (y) any sale, lease, exchange or other transfer (in a single transaction or in a series of related transactions) of all or substantially all the assets of the party; or
ii.	the party (a) files for bankruptcy, liquidation, reorganization or effects a plan or other arrangements with creditors, (b) makes a general assignment for the benefit of creditors, (c) applies to a court for the appointment of a custodian or receiver or has a custodian or receiver appointed for any of its assets, or (d) proposes or enters into any formal or informal composition or arrangement with its creditors.

4.	IRE Obligations.
A.	IRE shall provide WMG with all financial and administrative information and documentation and any other support requested by WMG that WMG deems necessary to provide the Services to IRE in a timely and efficient manner.
B.	IRE shall be solely responsible for fulfilling its reporting obligations under all federal and state securities laws or other statutes, rules or regulations applicable to IRE’s business, however; WMG shall cooperate to provide requested information for the same.
C.	IRE will designate two individuals, a primary contact and an alternate contact, who will be available on a timely basis with authority to pre-approve, execute all contracts and agreements presented by WMG and, where necessary, duly approved by IRE in connection with performance of the Services.
5.	IRE Representations and Warranties. IRE represents and warrants to WMG that:
A.	Existence, Qualification and Power. IRE is duly organized or formed, validly existing and, as applicable, in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own and operate the Facility and carry on its business and (ii) execute, deliver and perform its obligations under this Agreement, and (c) is duly qualified and is licensed and, as applicable, in good standing under the laws of each jurisdiction where its ownership and operation of the Facility or the conduct of its business requires such qualification or license.
B.	Authorization; No Contravention. The execution, delivery and performance by IRE of this Agreement has been duly authorized by all necessary corporate or other organizational action, and does not and will not (a) contravene the terms of any of IRE’s organizational documents; (b) conflict with or result in any breach or contravention of, or the creation of any lien under, or require any payment to be made under (i) any other contractual obligation to which IRE is a party or affecting IRE or its properties or (ii) any order, injunction, writ or decree of any governmental authority or any arbitral award to which IRE or its property is subject; or (c) violate any law.
C.	Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any governmental authority or any other person or entity is necessary or required in connection with the execution or delivery of this Agreement by IRE.

D.	Binding Effect. This Agreement has been duly executed and delivered by IRE and constitutes a legal, valid and binding obligation of IRE enforceable in accordance with its terms.
E.	Maintenance of Insurance. IRE maintains with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by companies engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other companies.
6.	WMG Representations and Warranties. WMG represents and warrants to IRE that:
A.	Existence, Qualification and Power. WMG is duly organized or formed, validly existing and, as applicable, in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) carry on its business and (ii) execute, deliver and perform its obligations under this Agreement, and (c) is duly qualified and is licensed and, as applicable, in good standing under the laws of each jurisdiction where the conduct of its business requires such qualification or license.
B.	Authorization; No Contravention. The execution, delivery and performance by WMG of this Agreement has been duly authorized by all necessary corporate or other organizational action, and does not and will not (a) contravene the terms of any of WMG’s organizational documents; (b) conflict with or result in any breach or contravention of, or the creation of any lien under, or require any payment to be made under (i) any other contractual obligation to which WMG is a party or affecting WMG or its properties or (ii) any order, injunction, writ or decree of any governmental authority or any arbitral award to which WMG or its property is subject; or (c) violate any law.
C.	Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any governmental authority or any other person or entity is necessary or required in connection with the execution or delivery of this Agreement by WMG.
D.	Binding Effect. This Agreement has been duly executed and delivered by WMG and constitutes a legal, valid and binding obligation of WMG enforceable in accordance with its terms.
E.	Maintenance of Insurance. WMG maintains with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by companies engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other companies.

7.	Indemnification/Liability.
A.	IRE Indemnification of WMG. Except as to matters for which WMG is required to defend, indemnify and hold harmless IRE under Section 7(B) below, IRE shall defend, indemnify and hold WMG, and its managers, officers and employees, harmless from and against any and all demands, claims, complaints, actions or causes of action, suits, proceedings, investigations, arbitrations, assessments, losses, damages, liabilities, obligations (including those arising out of any action, such as any settlement or compromise thereof or judgment or award therein) and any costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements (referred to collectively hereinafter as “Losses”), suffered or incurred by any such party arising from or as a result of: (i) WMG’s performance of the Services under this Agreement, (ii) a material breach by IRE or any representative, agent, officer or employee of IRE of any warranty, representation, term, covenant or condition of this Agreement; or (ii) gross negligence, fraud or willful misconduct by IRE or any representative, agent, officer or employee of IRE. IRE’s obligation to indemnify WMG shall survive expiration or termination of this Agreement for any reason.
B.	WMG Indemnification of IRE. Except as to matters for which IRE is required to defend, indemnify and hold harmless WMG under Section 7(A) above, WMG shall defend, indemnify and hold IRE, and its directors, officers and employees, harmless from and against any and all Losses suffered or incurred by any such party arising from or as a result of: (i) a material breach by WMG or any representative, agent, officer or employee of WMG of any warranty, representation, term, covenant or condition of this Agreement; or (ii) gross negligence, fraud or willful misconduct by WMG or any representative, agent, officer or employee of WMG. WMG’s obligation to indemnify IRE shall survive expiration or termination of this Agreement for any reason.
C.	Conditions of Indemnification. The obligations and liabilities of either party hereunder with respect to the respective indemnity pursuant to this Section 7, resulting from any Losses, shall be subject to the following terms and conditions:
iii.	The party seeking indemnification (the “Indemnified Party”) must give the other party (the “Indemnifying Party”), notice of any such Losses promptly after the Indemnified Party receives notice thereof; provided that the failure to give such notice shall not affect the rights of the Indemnified Party hereunder except to the extent that the Indemnifying Party shall have suffered actual damage by reason of such failure.
iv.	The Indemnifying Party shall have the right to undertake, by counsel or other representatives of its own choosing (reasonably acceptable to the Indemnified Party), the defense of such Losses at the Indemnifying Party’s risk and expense; provided, however, that as a condition to the exercise of such right to undertake defense of such Losses, the Indemnifying Party shall, as between the Indemnifying Party and the Indemnified Party, assume the liability for such Losses.

v.	In the event that the Indemnifying Party shall elect not to undertake such defense, or, within a reasonable time after notice from the Indemnified Party of any such Losses, shall fail to defend, the Indemnified Party (upon further written notice to the Indemnifying Party) shall have the right to undertake the defense, compromise or settlement of such Losses, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnifying Party (subject to the right of the Indemnifying Party to assume defense of such Losses at any time prior to settlement, compromise or final determination thereof (with counsel reasonably acceptable to the Indemnified Party)). In such event, the Indemnifying Party shall pay to the Indemnified Party, in addition to the other sums required to be paid hereunder, the costs and expenses incurred by the Indemnified Party in connection with such defense, compromise or settlement as and when such costs and expenses are so incurred.
vi.	Anything in this Section 7 to the contrary notwithstanding, (a) if any third party alleges the right to or seeks any remedy other than money damages or other money payments, the Indemnified Party shall have the right, at the cost and expense of the Indemnifying Party, to participate in and direct the defense, compromise or settlement of the Losses, (b) the Indemnifying Party shall not, without the Indemnified Party’s written consent, settle or compromise any Losses or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Losses in form and substance satisfactory to the Indemnified Party, and (c) in the event that the Indemnifying Party undertakes defense of any Losses, the Indemnified Party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the Indemnifying Party and its counsel or other representatives concerning such Losses and the Indemnifying Party and the Indemnified Party and their respective counsel or other representatives shall cooperate with respect to such Losses, (d) in the event that the Indemnifying Party undertakes defense of any Losses, the Indemnifying Party shall have an obligation to keep the Indemnified Party informed of the status of the defense of such Losses and furnish the Indemnified Party with all documents, instruments and information that the Indemnified party shall reasonably request in connection therewith, and (e) in the event that both the Indemnified Party and the Indemnifying Party are parties (directly or through interpleader) to any Losses giving rise to indemnification hereunder and the Indemnified Party is advised by counsel that there is or may be a conflict of interest in the representation of both the Indemnified Party and the Indemnifying Party by one firm of counsel, the Indemnified Party shall be entitled to assume, at the sole cost and expense of the Indemnifying Party, the defense, compromise and settlement (subject to clause (b) above) of such Loss with counsel (in addition to local counsel) reasonably satisfactory to the Indemnifying Party.
D.	Liability. WMG shall not be liable for any losses, costs or expenses incurred by IRE during the term of this Agreement or thereafter whether incurred in connection with the Services or otherwise, unless such loss, cost or expense was a result of a result of: (i) a material breach by WMG or any representative, agent, officer or employee of WMG of any warranty, representation, term, covenant or condition of this Agreement; or (ii) gross negligence, fraud or willful misconduct by WMG or any representative, agent, officer or employee of WMG.

8. Confidential Information. The parties understand and appreciate the need for the confidential treatment of proprietary information that may be divulged by one party to the other during the term of this Agreement. Therefore, each party agrees not disclose any Confidential Information (defined hereinafter) disclosed to it by the other party to any third parties or use any Confidential Information to the detriment of the other party during the term of this Agreement, during any renewal terms and for a period of twenty four (24) months after the termination of this Agreement unless directed to do so by the disclosing party or unless required by applicable law, provided the party shall give reasonable notice to the disclosing party and shall cooperate with the disclosing party in seeking protection from the disclosure of such Confidential Information. For the purposes of this Agreement, Confidential Information includes, but is not limited to, oral and written information which may include financial statements or other financial information; methods and processes of operation; the identities of customers, suppliers, and employees; business opportunities or plans; cost and expense information; production information; trade secrets; confidential processes and technology; plants and other properties; pricing information; computer programs (including source and object code); equipment; know-how; research, inventions; and other material information which is either not made available to or known by persons other than the disclosing party or is not otherwise available to the reviewing party which either party has disclosed, or will disclose, to the other party in connection with this Agreement.
9. Independent Contractor. For the purposes of this Agreement and all services to be provided hereunder, the parties shall be, and shall be deemed to be, independent contractors and not agents or employees of the other party. Neither party shall have authority to make any statements, representations or commitments of any kind, or to take any action which shall be binding on the other party, except as may be expressly provided for herein or authorized in writing.
10. Entire Agreement/Assignment. This Agreement and the Schedules attached hereto, which are incorporated herein and made a part hereof, constitute the entire agreement of the parties pertaining to the subject matter hereof. No modification or assignment of this Agreement shall be binding unless in writing and signed by an authorized representative of each party.
11. Waiver. Any waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision hereof.
12. Severability; Reformation. In case any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement.

13. Notices. Any notices or other communications required hereunder shall be in writing and shall be deemed given when delivered in person, when mailed, by certified or registered first-class mail, postage prepaid, return receipt requested or by a nationally recognized courier, addressed to:

If to IRE:	Michael Bohanann, CEO
Iowa Renewable Energy, LLC
1701 East 7th Street, P.O. Box 2
Washington, Iowa 52353
Phone: (319) 653-2890
Email: Mike_Bohannan@kindermorgan.com

If to WMG:	Michael J. Szady, President
World Management Group LLC
Two Constitution Center
Boston, MA 02129
Phone: (617) 889-7319
Email: mszady@worldmanagement.net
or such other address for which a party may give notice to the other party in accordance with this Section 13.
14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which shall be deemed a single agreement.
15. Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the laws of Iowa without reference to its conflicts of laws provisions.
16. Venue and Jurisdiction. Each party agrees that any suit, action or proceeding arising out of, or based upon, any claim under this Agreement shall be instituted in the courts of the State of Iowa in the City of Des Moines and/or in any United States District Court sitting, and for cases brought, in Federal Courts in the City of Des Moines in the State of Iowa, and each party waives any objection which they or any of them may have to the laying of venue of such suit, action or proceeding therein. The parties each hereby consent to the exercise of personal jurisdiction over them by the courts of the State of Iowa and/or the United States District Court sitting, and for cases brought, in the Federal Courts in the State of Iowa in any such suit, action or proceeding. THE PARTIES EACH WAIVE A TRIAL BY JURY IN ANY SUCH SUIT OR PROCEEDING.
17. Headings and Captions. The headings and captions of the various sections of this Agreement are for convenience of reference only and shall in no way modify, or affect the meaning or construction of, any of the terms or provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

WMG SERVICES LLC		IOWA RENEWABLE ENERGY, LLC

By:	/s/ Michael J. Szady Michael J. Szady, President	By:	/s/ Michael Bohannan Michael Bohannan, CEO

SCHEDULE A
FEE SCHEDULE
Monthly Capacity Utilization Fees
Capacity Utilization Fee — The following capacity utilization levels will be used to determine this monthly fee payable by IRE to WMG:

Monthly LFFA* Capacity Utilization	Monthly Fee
25,000 gallons up to 625,000 gallons produced	$	*	**
625,001 gallons up to 1,250,000 gallons produced	$	*	**
1,250,001 gallons up to 1,875,000 gallons produced	$	*	**
Greater than 1,875,000 gallons produced	$	*	**

Monthly HFFA** Capacity Utilization	Monthly Fee
20,000 gallons up to 500,000 gallons produced	$	*	**
500,001 gallons up to 1,000,000 gallons produced	$	*	**
1,000,001 gallons up to 1,500,000 gallons produced	$	*	**
Greater than 1,500,000 gallons produced	$	*	**
Capacity utilization is based on the following processing criteria prorated for actual production for each month:
(i)	monthly LFFA processing capacity of 2.5 million gallons;

(ii)	monthly HFFA processing capacity of 2.0 million gallons.

*	LFFA means product produced using feedstock with a free fatty acid content of 1.5% or lower.

**	HFFA means product produced using feedstock with a free fatty acid content of greater than 1.5%.
Unless WMG receives prior written consent from IRE, WMG will arrange contracts for the purchase of IRE’s product in a way that will allow IRE to change it’s Facility’s production from HFFA to LFFA, or vice versa, no more than twice per calendar month.

***	Portions omitted pursuant to a request for confidential treatment and filed separately with the SEC.

EXAMPLE FOR CALCULATING MONTHLY CAPACITY UTILIZATION FEES WHEN PRODUCING A COMBINATION OF LFFA AND HFFA:

Production:	*** gallons of LFFA
*** gallons of HFFA
LFFA: *** gal/*** gal = ***
HFFA: *** gal/*** gal = ***
Add factors to get pro rata capacity utilization factor: ***
Multiply capacity utilization factor by LFFA processing capacity of *** gallons to get pro rata monthly LFFA capacity utilization: *** *
Refer to table for fee: $***

*	Conversely, using the HFFA processing capacity of *** results in a pro rata monthly HFFA capacity utilization of *** gallons and the same fee of $***.

***	Portions omitted pursuant to a request for confidential treatment and filed separately with the SEC.

SCHEDULE A CONTINUED
FEE SCHEDULE
Monthly Performance Fees
IRE shall pay WMG a monthly performance fee based on the operating performance of the Facility equal to fifty percent (50%) of:
(i)	***
(ii)	*** ***

***	Calculation of the Monthly Performance Fees should be consistent with the method and line item terminology used by IRE to arrive at its Statement of Profit and Loss in the following example:
Sales — BioDiesel
Sales — By Products
Sales — Federal Incentives
Sales — Other
Total Sales
Beginning Inventory
Purchases
Chemicals
Freight Expense
Ending Inventory
Material Used
Variable Operating Expenses
Salaries & Wages
Fringe Benefits
Employee Relations
Mats/Uniforms
Lab Expenses
Research & Development
Repairs & Maintenance
Process Supplies
B&G Supplies

***	Portions omitted pursuant to a request for confidential treatment and filed separately with the SEC.

REG MOSA Expense — OP’s/Procurement
Fuel Expense
Training & Education
Electric
Natural Gas
Water
Waste Out
Meetings & Travel — Plant
Sub Total Variable Operating Expenses
Fixed Operating Expenses
Insurance
Property Taxes
Depreciation
Sub Total Fixed Operating Expenses
Total Cost of Goods Sold
Gross Margin
Administration Expenses
Salaries & Wages
Fringe Benefits @ 24.5%
Advertising
Bank Charges
Office Supplies/Printing
Office Equipment Maintenance
Rent & Lease Expense
Licenses & Fees
REG MOSA Expense — Sales/Mgmt/PS
Legal Fees
Accounting/Auditing/SEC Fees
Other Professional Fees
Board of Director Fees
Board of Director Meetings
Dues & Subscriptions
Telephone
Professional Memberships
Postage
Meetings & Travel
Bad Debt Expense
Donations
Miscellaneous Expenses
Sub Total Administrative Expenses
Interest / Other Income
Interest Expense
Amortization
Gain/(Loss) on Sales of Assets

Income From Operations
Hedging Activity
Other (Income)/Loss Realized
Other (Income)/Loss Unrealized
Subtotal Hedging Activity (Income)/Loss
Income Tax Provision
Net Income /(Loss)
EBIT
EBITDA
EBITDA w/credit for unrealized Hedge Loss
Net Income
Add Backs:
Interest Expense
Depreciation
Amortization
EBITDA
Adj to get to Loan EBITDA
Hedge (Gain)/Loss
Realized Hedge Gain/(loss)
C/T Loan debt service adj
BankFirst P& I payment
Project EBITDA

SCHEDULE B
CONTRACT PROCEDURES
A.	Transition Period.
I.	Contemporaneously with the execution of the Agreement:
1)	IRE shall provide WMG with the name and contact information of IRE’s operational management team and the IRE representatives that will be responsible for (i) providing information requested by WMG necessary to perform the Services and (ii) obtaining the appropriate authorizations and approvals required under Section 1.D. of the Agreement; and
2)	WMG shall provide IRE with the names and contact information of each individual at WMG with the relevant functional responsibilities for the Services provided under the Agreement.
II.	Within five business days of the Effective Date or as soon as reasonably possible, representatives of WMG shall meet with the IRE representatives at the Facility to perform an evaluation of IRE’s books and records, processes and controls. As part of the evaluation, IRE will provide WMG with the following information (in electronic format suitable for transfer to accounting software or other appropriate computer software, where necessary):
1)	a detailed trial balance at December 31, 2009 or such later date as applicable and for each prior monthly reporting period;
2)	all state and federal tax filings for the twelve month period ending December 31, 2009 or such later date as applicable;
3)	all production records for the twelve month period ending December 31, 2009 or such later date as applicable;
4)	all sales information for the twelve month period ending December 31, 2009 or such later date as applicable;
5)	all vendor lists and contact information;
6)	all customer lists and contact information;
7)	a current inventory report for all product and supplies at the Facility;
8)	a list of all employees, their positions and responsibilities at the Facility;
9)	all state and federal licensing information;
10)	copies of all current contracts, agreements, commitments or other obligations of IRE;
11)	a year to date report of current production and operations at the plant; and
12)	any additional documentation required by WMG to complete the Transition Period.

III.	After receipt by WMG of the complete books and records set forth in Section A.II above, WMG shall provide IRE with an evaluation of IRE’s reporting mechanisms and management accounting systems with recommendations as to any changes or improvements WMG deems necessary or appropriate and a cost analysis, if applicable, associated with the implementation of such changes (the “Systems Evaluation”).
IV.	Within five business days of receipt by IRE of the Systems Evaluation, IRE shall approve or reject WMG’s recommendations.
V.	Upon IRE’s approval of WMG’s recommendations, WMG representatives will begin implementation of the approved recommendations which (if approved) will include:
1)	set up new books and records for all IRE accounts;

2)	code all accounts;

3)	set up Renewable Identification Number assignment system;

4)	initiate trail balance mapping for all accounts to date;
5)	identify beginning inventory balances on all raw material and product to date;
6)	develop a 90 day rolling sales forecast;

7)	develop a pro-forma 90 day rolling production schedule;
8)	develop a pro-forma 90 day rolling raw material requirements schedule;
9)	identify and approve supplemental logistical support for sales contracts; and
10)	approve supplemental raw material contracts, if necessary, to support production schedules.
B.	Operational Period. Upon completion of the Transition Period, the following procedures shall take effect:
I.	Accounting.
1)	Postings:
i.	WMG shall post to record all vendor invoices approved by IRE;
ii.	On the first business day of each calendar week during the term of the Agreement, WMG will provide IRE with a schedule of payables due to be paid within such week which IRE shall pay from its own accounts;
iii.	WMG will post all receivables due from sales contracts upon approval by IRE, which shall be owned by IRE (as set forth in Section B.II.1.v below); and
iv.	WMG will post payments from sales contracts upon notification from IRE of such payments.
2)	Invoicing: WMG will generate and deliver invoices, on behalf of IRE and set up for payments to be made to a depository of IRE’s choice, within the next business day of receipt of all documentation necessary to generate such invoices pursuant to a contract approved by IRE, unless the terms of the contract require otherwise.

3)	Inventory:
i.	WMG will provide IRE with book inventory calculations for all raw materials and product within five business days of the end of each calendar month;
ii.	IRE will provide WMG with actual inventory calculations for all raw materials and product within five business days of the end of each calendar month;
iii.	Within five business days after both parties have received the inventory reports referred to in clauses i. and ii. above, the parties shall schedule a conference call to reconcile the inventory reports if necessary.
4)	Excise Tax Returns:
i.	WMG will timely prepare all excise tax returns for signature by IRE on monthly or quarterly basis, as applicable; and
ii.	IRE shall file all excise tax returns with any required payments.
5)	Producer’s Certificates:
i.	Upon the issuance of each invoice in accordance with Section B.I.2 above, WMG will timely prepare for signature and filing by IRE, IRS Form 8849 on a monthly basis, if applicable;
ii.	WMG will timely prepare supporting biodiesel producers’ certificates and statements of resellers required to obtain all credits available under Internal Revenue Code Section 6426; and
iii.	IRE shall execute and file with the IRS Form 8849 and accompanying documentation.
6)	Renewable Identification Numbers (“RINS”):
i.	Upon the issuance of each invoice in accordance with Section B.I.2 above, WMG shall generate and assign RINs in accordance with the regulations of the Environmental Protection Agency (“EPA”) for all gallons of biodiesel produced at the Facility which RINs shall be set forth on each invoice applicable to all such gallons of biodiesel sold by IRE;
ii.	WMG shall timely prepare for filing by IRE all RIN quarterly and annual reports in accordance with EPA regulations; and
iii.	IRE shall file all such RIN quarterly and annual reports.

II.	Marketing, Sales, and Production.
1)	Proposals and Contracts:
i.	WMG proposals for the purchase of any raw materials or sale of any products shall include price, volume, technical specifications, delivery time and duration of offer;
ii.	WMG proposals may be made verbally to be confirmed as soon as possible by facsimile transmission or email;
iii.	An IRE representative or representatives with authority to approve a proposal shall be available to WMG by telephone from 9 a.m. to 6.p.m Eastern Standard Time;
iv.	Approvals of WMG proposals by IRE must be made as soon as possible by facsimile transmission or email after being approved with IRE’s established internal controls; and
v.	All final contracts must be signed by IRE on its standard contract form, which shall include the credit guarantee guidelines as approved by IRE, unless otherwise agreed to by IRE.
2)	Production:
i.	The following forecasts shall be maintained throughout the term of the Agreement:
a.	a 90 day rolling sales forecast;
b.	a pro-forma 90 day rolling production schedule; and
c.	a pro-forma 90 day rolling raw material requirements schedule.
ii.	No less than fourteen (14) days prior the commencement of each calendar month during the term of the Agreement, the parties shall review and adjust, if necessary, the forecasts and schedules listed in clause II.1.i. above;
iii.	Within three business days of the end of each calendar week during the term of the Agreement, IRE shall provide WMG with a production report for the previous calendar week setting forth raw material consumed, work in process and product produced; and
iv.	Within five business days of the end of each calendar month IRE shall provide WMG with a production report for the prior calendar month which includes a capacity utilization report distinguishing between LFFA and HFFA production.

C.	Fees, Payment and Schedule.
1)	Monthly Capacity Utilization:
i.	Within five business days of the end of each calendar month IRE shall provide WMG with a proposed capacity utilization fee payment for the prior month allocating the fee pro rata based on LFFA and HFFA production percentages during such month.
ii.	WMG shall have five business days to dispute IRE’s calculation of the capacity utilization fee payment.
iii.	In the event WMG disagrees with IRE’s calculation of IRE’s proposed capacity utilization fee payment, WMG shall notify IRE of its disagreement and the parties shall thereafter make a good faith attempt to reconcile their differences with respect to the payment otherwise the capacity utilization fee payment shall be immediately due and payable as calculated.
2)	Monthly Performance:
i.	Within five business days of the end of each calendar month WMG shall provide IRE with a proposed performance utilization fee payment due WMG for the prior month based on WMG’s financial reporting for such month.
ii.	IRE shall have five business days to dispute WMG’s calculation of the performance fee payment.
iii.	In the event IRE disagrees with WMG’s calculation of the proposed performance fee payment, IRE shall notify WMG of its disagreement and the parties shall thereafter make a good faith attempt to reconcile their differences with respect to the payment, otherwise the performance fee shall be immediately due and payable as calculated.